Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Z Squared Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	100,000	$12.73	$1,273,000.00	0.0001381	$175.80

Total Offering Amounts:							$1,273,000.00		175.80
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$175.80

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar transactions. The shares of common stock registered hereunder are issuable upon the exercise of outstanding warrants to purchase shares of common stock at an exercise price of $12.00 per share held by the selling securityholder named in the prospectus.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act. In accordance with Rule 457(g), because the shares of common stock being registered are issuable upon the exercise of warrants, the proposed maximum offering price per share is based on the greater of (i) the $12.00 per share exercise price of the warrants and (ii) $12.73, the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on June 25, 2026 within five business days prior to the date of filing.